Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated effective as of March 27, 2006 (the "Effective Date") is made and entered into by and between Frederick Larcombe, an individual (the "Executive") Xenomics, Inc., a company incorporated under the laws of the state of Florida (the "Company").

WITNESSETH:

The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

In consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment.

The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

1.1 Duties and Responsibilities.

Executive shall serve as Chief Financial Officer of Company. During the Employment Term (as defined below), Executive shall perform all duties and accept all responsibilities incident to such position and other appropriate duties as may be assigned to Executive by the Chief Executive Officer and Company's Board of Directors ("Board") from time to time, including service as an officer, director, employee or consultant to the Company's subsidiaries, affiliates and joint ventures. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which he is employed hereunder. The Executive shall typically work four days per week. However, it is acknowledged that the exact number of days the Executive will work in any given week may vary significantly, but, over an extended period of time, will average four days per week. Except for vacation, personal or sick days, or holidays, the Executive shall typically work during Company's normal business hours which are 9:00 a.m. to 5:30 p.m. Monday to Friday.

1.2 Place of Business.

Executive acknowledges that the Company is headquartered in the Borough of Manhattan of the City of New York, New York with a laboratory located in Monmouth Junction, New Jersey, and has a joint venture which is headquartered in Rome, Italy. The Executive will perform his principal duties and responsibilities in either the Company's New York or New Jersey locations at the Chief Executive Officer's discretion and agrees to occasional travel to the joint venture's office in Rome and other domestic and international locations.

1.3 Employment Term.

The term of Executive's employment under this Agreement shall commence as of the Effective Date and shall continue for one (1) year, unless earlier terminated in accordance with Section 4 hereof. The term of Executive's employment shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the "Employment Term," (a "Non-Renewal Notice") such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective "Employment Term" as that term is defined below. The period commencing as of the Effective Date and ending one (1) year thereafter or such later date (the "Expiration Date") to which the term of Executive's employment under the Agreement shall have been extended by mutual written agreement is referred to herein as the "Employment Term."

1.4 Extent of Service.

During the Employment Term, Executive agrees to use Executive's best efforts to carry out the duties and responsibilities under Section 1.1 hereof and, subject to the constraints described in Section 1.1, to devote substantially all Executive's business time, attention and energy thereto. Executive further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term, except as Chief Financial Officer for FermaVir Pharmaceuticals, Inc. or Callisto Pharmaceuticals, Inc. on a part-time basis, without the prior written consent of the Board, which consent shall not be unreasonably withheld.

1.5 Base Salary.

The Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $140,000 (U.S.), payable at such times as the Company customarily pays its other senior level executives (but in any event no less often than monthly). The Base Salary shall be subject to all state, Federal, and local payroll tax withholding and any other withholdings required by law. The Base Salary is subject to periodic increases in accordance with Company's policies and/or practices for senior level executives, but no less frequently than every twelve (12) months.

1.6 Incentive Compensation.

In addition to the Base Salary, Executive shall be eligible to earn a cash bonus of up to twenty percent (20%) of the Base Salary for the first twelve-month period during the Employment Term ("Annual Bonus") at the discretion of the Board or, if the Board organizes a compensation committee, such committee (the "Committee"). Within three (3) months after the Effective Date, the Board or the Committee shall agree upon goals required for Executive to earn the Annual Bonus. Executive's bonus, if any, shall be subject to all applicable tax and payroll withholdings. The amount of the Annual Bonus is not subject to decreases, but is subject to periodic increases in accordance with Company's policies and/or practices for senior level executives, but no less frequently than every twelve (12) months.

1.7 Options.

(a)
Executive shall be eligible to participate in the Xenomics 2004 Stock Option Plan (the "Plan"). The Board of Directors of Xenomics, Inc., will make an initial grant of options to the Executive as follows:

(i)	The number of initial option shares granted to Executive is 200,000 shares of Company's common stock.

(ii)	The exercise price at which Executive can purchase initial option shares is equal to the closing price of the Company's common stock on the Effective Date.

(iii)	The option is exercisable only to the extent vested in accordance with the schedule set forth in paragraph 1.7(a)(iv), below, and the Plan.

(iv)	Initial option shares granted shall vest in accordance with the following schedule:

- 33 1/3% option shares shall vest on the first anniversary of the Effective Date;

- 33 1/3% option shares shall vest on the second anniversary of the Effective Date; and

- 33 1/3% option shares shall vest on the third anniversary of the Effective Date.

(v)
The option shall expire, and be of no further force or effect, on the tenth anniversary of the Effective Date or, earlier in the event of disability, death or other termination of service as set forth in the Plan.

(b)  The option agreement will contain a provision that in the event there shall have been a Change in Control of the Company while the Executive is an employee of the Company and the Executive’s employment by the Company thereafter shall have been terminated by the Company (the “Termination Date”) or by the Executive for Good Reason, within two years of the date upon which the Change in Control shall have occurred, unless such termination is as a result of (i) the Executive’s death; (ii) the Executive’s Disability; (iii) the Executive’s Retirement (termination in accordance with the Company’s Retirement Plan applicable to its employees or in accordance with any other retirement arrangements which have been entered into with the Executive) or (iv) the Executive’s termination for Cause or Misconduct, all unvested stock options shall immediately and irrevocably vest and the exercise period of such options shall be automatically extended to the later of the longest period permitted by the Company’s stock option plans or ten years following the Termination Date. For purposes of the option agreement, a “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or any employee benefit plan sponsored by the Company, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period

1.8 Other Benefits.

During the Employment Term, Executive shall be entitled to health care coverage (medical, dental, and hospitalization) for Executive and his family consistent with the Company’s policy. In addition, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company's senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the "Benefit Coverages"), including, without limitation, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance. Executive shall be provided office space and staff assistance appropriate for Executive's position and adequate for the performance of his duties and responsibilities. Executive shall be indemnified by the Company to the fullest extent possible allowed under applicable state laws and be a named insured under the Company's Directors' and Officers' Liability insurance program.

1.9 Reimbursement of Expenses; Vacation; Sick Days and Personal Days.

Executive shall be provided with reimbursement of expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group. Executive shall be entitled to vacation and holidays in accordance with the Company's policies and/or practices for senior level executives, but not less than (a) two (2) weeks of vacation per calendar year until January 31, 2007 and (b) three (3) weeks of vacation per calendar year thereafter, provided Executive shall not utilize more than ten (10) consecutive business days without the express consent of the Chief Executive Officer. Executive shall be entitled to no more than an aggregate of ten (10) sick days and personal days per calendar year. Unused vacation time, sick and personal days will be forfeited as of January 31 of the following calendar year of the Employment Term.

1.10 No Other Compensation.

Except as expressly provided in Sections 1.4 through 1.9, and under Section 4 below, Executive shall not be entitled to any other compensation or benefits for services to the Company in any capacity and for services as an officer, director, employee and consultant for Company's subsidiaries, affiliates and joint ventures.

2. Confidential Information.

Executive recognizes and acknowledges that by reason of Executive's employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company's business, which may include, but is not limited to, trade secrets, trade "know-how," product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive's duties for and on behalf of the Company and in a manner consistent with the Company's policies regarding Confidential Information. Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except in connection with any arbitration or litigation between the Company and the Executive, when required to do so by law or governmental regulation pursuant to subpoena or by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive's possession during the course of Executive's employment shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Executive's duties for and on behalf of the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Executive's employment, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive's possession.

3. Non-Competition; Non-Solicitation.

3.1 Non-Compete.

The Executive hereby covenants and agrees that during the term of this Agreement and, in the event of (a) Voluntary Termination (as defined below), or (b) termination by Company for Cause (as defined below) or Misconduct (as defined below), or (c) the expiration of the Employment Term as a result of Executive giving Company a Non-Renewal Notice for a period of one year following the end of the Employment Term, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area.

For the purpose of this Section 3.1, (i) "Competing Business" means any medical or health care company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) has, or is seeking to develop, one or more products or therapies that is related to genetic testing through the use of urine specimens and (ii) "Covered Area" means all geographical areas of the United States, Italy and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company.

3.2 Non-Solicitation.

The Executive further agrees that as long as the Agreement remains in effect and, in the event of (a) Voluntary Termination, or (b) termination by Company for Cause, Misconduct or as a result of a Non-Renewal Notice given by the Company or Executive for a period of one (1) year from its termination, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company's and/or its affiliates' business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates.

3.3 Remedies.

The Executive acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and the Executive expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by the Executive of his covenants and agreements set forth herein. Accordingly, the Executive agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to obtain injunctive relief against the threatened breach of this Section 3 or the continuation of any such breach by the Executive without the necessity of proving actual damages.

4. Termination.

4.1 By Company.

The Company, acting by duly adopted resolutions of the Board, may, in its discretion and at its option, terminate the Executive's employment with or without Cause or Misconduct, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement. In the event the Company desires to terminate the Executive's employment without Cause or Misconduct, the duly adopted resolutions of the Board and the Company shall give the Executive not less than sixty (60) days advance written notice of such termination. Termination of Executive's employment hereunder shall be deemed to be "for Cause" in the event that Executive violates his duties under any provisions of this Agreement after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company's belief that Executive has not substantially performed his duties. Termination of Executive's employment hereunder shall be deemed to be "for Misconduct", if Executive is found to be in material breach of the provisions of Sections 2 or 3 of this Agreement, is guilty of any felony or an act of fraud or embezzlement, is guilty of willful misconduct or gross neglect, misappropriation, concealment or conversion of any money or property of the Company, or reckless conduct which endangers the safety of other persons or property during the course of employment or while on premises leased or owned by the Company.

4.2 Good Reason.

For purposes of this Agreement "Good Reason" shall mean any of the following events unless it occurs with the Executive’s express prior written consent:

(i)
The assignment to Executive of any duties or the significant reduction of Executive's duties, either of which is materially inconsistent with Executive's position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities;

(ii)	A material reduction by the Company in the compensation of Executive, without the Executive's written consent, as in effect immediately prior to such reduction;

(iii)
A material reduction by the Company in the kind or level of benefits to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package is significantly reduced;

(iv)
Change where the Executive is expected to perform his principal duties as defined in Section 1.2 to a location more than fifty-five (55) miles from or beyond a normal commutation from the Executive's present residence.

(v)
Any termination of Executive by the Company which is not effected for Misconduct, Cause or as a result of a Non Renewal Notice given by the Company or Executive, or any purported termination for Misconduct or Cause for which the grounds relied upon are determined by a court of competent jurisdiction not to be valid, unless Executive, following such purported termination, receives all compensation, including vesting of all unvested stock options and restricted stock within five business days of such determination;

(vi)	Company's violation of any material provision of this agreement, unless the grounds relied upon are determined by a court of competent jurisdiction not to be valid.

The Executive may terminate his or her employment for Good Reason during the term of this Agreement and become entitled to the compensation provided in Section 4.5(c). Termination by the Executive pursuant to this Section shall be communicated in writing to the Company and the Company's Board of Directors specifying the facts and circumstances serving as the basis for such termination.

4.3 By Executive's Death or Disability.

This Agreement shall also be terminated upon the Executive's death and/or a finding of permanent physical or mental disability, such disability expected to result in death or to be of a continuous duration of no less than three (3) months, and the Executive is unable to perform his usual and essential duties for the Company.

4.4 Voluntary Termination.

Executive may voluntarily terminate the Employment Term upon sixty (60) days' prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Executive shall be entitled to any benefits due under any compensation or benefit plan provided by the Company for executives or otherwise outside of this Agreement.

4.5 Compensation on Termination.

(a) Cause or Misconduct.

In the event the Company terminates Executive for Cause or Misconduct, Executive shall not be entitled to any compensation other than Base Salary accrued through the date of termination. Such termination shall also immediately cease the vesting of all outstanding unvested options and restricted stock held on the date of termination and all such unvested options shall thereupon expire.

(b) Voluntary Termination.

In the event Executive resigns from the Company voluntarily, Executive shall not be entitled to any compensation other than Base Salary accrued through the effective date of his resignation.

(c) Good Reason.

In the event Executive’s employment is terminated by the Executive pursuant to Section 4.2, the Company shall pay to Executive within fifteen (15) days after such termination:

(i)	Accrued Base Salary as of the date of termination;

(ii)	Reimbursement of business related expenses;

(iii)	Executive's Base Salary for ninety (90) calendar days from the date of termination; and

(iv)	A pro rata portion of any Annual Bonus to which Executive would otherwise be entitled for the year of termination.

(v)
For a period of three (3) months after termination, the Company shall continue to make available to Executive and to pay, consistent with the Company’s policy, for all health, dental, vision, life, dependent life, long-term disability, accidental death and dismemberment and other similar insurance plans existing on the date of Executive's termination

(d) Death or Disability.

In the event of termination by reason of Executive's death and/or permanent disability, Executive or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Executive's Base Salary accrued through the date of termination, plus a pro rata share of any annual bonus to which Executive would otherwise be entitled for the year during which death or permanent disability occurs.

5. General Provisions.

5.1 Modification; No Waiver.

No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections shall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of its elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

5.2 Notices.

All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:	Xenomics, Inc.
420 Lexington Avenue - Suite 1701
New York, NY 10170
Attention: Chief Executive Officer

With a required copy to:	Jeffrey Fessler
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, NY 10018

If to Executive, to:	Frederick Larcombe
107 Mill Pond Road
Belle Mead, NJ 08502

With a required copy to:	Russell Berman
Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas - 46th Floor
New York, NY 10036-7798

Or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

5.3 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.4 Further Assurances.

Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

5.5 Severability.

Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

5.6 Successors and Assigns.

Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of Executive, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Executive's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors. The Company's subsidiaries and controlled affiliates shall be express third party beneficiaries of this Agreement.

5.7 Entire Agreement.

This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

5.8 Counterparts; Facsimile.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

"COMPANY:"	Xenomics, Inc.

/s/ L. David Tomei

Name: L. David Tomei Title: Chief Executive Officer

"EXECUTIVE:"

/s/ Frederick Larcombe

Frederick Larcombe